CMKM Diamonds Announces Updated Corporate Strategy

LAS VEGAS--(BUSINESS WIRE)--Feb. 11, 2005--CMKM Diamonds Inc. (Pink Sheets: CMKX - News) today announced a corporate strategy plan designed to dramatically and comprehensively transform CMKX's internal corporate governance. The aggressive plan is being spearheaded by Robert A. Maheu, the recently appointed co-chairman of CMKX.

"Solving problems has been my occupation for many years," said Maheu. He continued, "Tough assignments are not solved by wishful thinking, but rather by tough action." A new team of securities attorneys has been instructed that their prime assignment is to correct any deficiencies of the past and to cooperate fully with regulatory bodies both in Canada and the United States to minimize the possibility of such deficiencies in the future.

Maheu has also instructed management that regular reports to stockholders and the financial community are imperative.

"Today, CMKX is embarking on an aggressive, strategic plan that is intended to transform the entire corporation into a tightly focused mining and development company," said Urban Casavant, president and chief executive officer of CMKX. "It is our intent to use all available resources to generate consistent, long-term growth and profitability for our stockholders."

Additionally, Casavant said, "We shall be recruiting a team of experienced advisors, professionals and management executives. We intend to structure the company for a move to the Over-the-Counter Bulletin Board or an exchange."

Forward-Looking Statements

This press release may contain statements that constitute "forward-looking statements" as defined under U.S. federal securities laws describing the elements of CMKX's strategic plan and the expected impact of such plan on CMKX's operations. Generally, the words "believe," "expect," "intend," "estimate," "anticipate," "establish," "project" and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are based on current expectations and assumptions that are subject to certain risks and uncertainties that could cause actual results to differ materially from CMKX's historical experience and its projections. Such forward-looking statements are inherently uncertain, and actual results may differ from those expressed or implied in the forward-looking statements. Consequently, readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date they are made.

CMKX's actual results could differ materially from such forward-looking statements because of factors such as: uncertain regulatory scrutiny; the current state of operations; unavailability of documentation; inability to engage advisors, professionals and/or executive management; unforeseen capital deficiencies; unavailability of insurance; uninsured losses; adverse results in litigation; unanticipated tax liabilities; changes in the mining and metals environment, including actions of competitors; the effectiveness of CMKX's development and drilling programs; regulatory and legal changes; and other risks associated with companies in similar industries. CMKX undertakes no obligation to publicly update or revise any forward-looking statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact:

    CMKM Diamonds Inc.

    Andrew Hill, 306-752-3755 or 877-752-3755

    cmkxir@casavantmining.com